ISSUER FREE WRITING PROSPECTUS

Dated July 7, 2020

Filed Pursuant to Rule 433

Registration No. 333-237815

Skillful Craftsman Education China ’ s Vocational E ducation T echnology C ompany Investor Presentation July 2020

Readers are cautioned that securities of Skillful Craftsman Education Technology Ltd . (the “Company,” “we,” “our” or “us) are highly speculative . No representation or warranty, expressed or implied, is or will be made and, save in the case of intention or fraud, no responsibility or liability is or will be accepted by the Company or by any of its directors, officers, employees, agents or affiliates as to or in relation to the presentation or the information contained therein or forming the basis of this presentation or for any reliance placed on the presentation by any person whatsoever . This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans,” "intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, outlook, analyses or current expectations concerning, among other things, the online education market in China and the prospects of our business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial conditions and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form F - 1 initially filed with the Securities and Exchange Commission (the “SEC”) on April 24 , 2020 , as amended (Registration No . 333 - 237815 ), for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . Disclaimer 2

This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . This presentation contains statistics and other data that has been obtained from or compiled from information made available by third parties . The Company has not independently verified such statistics or data . We have filed the Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates, which Registration Statement became effective on June 30 , 2020 . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . The preliminary prospectus, dated June 29 , 2020 , contained in the Registration Statement, is available on the SEC website at : https : //www . sec . gov/Archives/edgar/data/ 1782309 / 000110465920077861 /tm 2023544 - 4 _f 1 a . htm . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact the Administrative Department at The Benchmark Company, LLC, 150 East 58 th Street, 17 th Floor, New York, New York 10155 , United States ; Axiom Capital Management, Inc . , Suite 5420 , 350 5 th Ave, New York, New York, 10118 , United States . Or Prime Number Capital LLC, Attention : Equity Capital Markets, 14 Myrtle Drive, Great Neck, NY 1102 This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the Company’s securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration become effective . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal offense . Disclaimer (Cont’d) 3

Offering Summary Issuer Skillful Craftsman Education Technology Limited Type of Offering IPO Price Range $4.50 - $5.50 Shares Offered 3,000,000 Gross Proceeds $15 million (assuming no exercise of the over - allotment option) Over - Allotment 15% Proposed Listing/Symbol Nasdaq Capital Market / “EDTK” Pre - Offering Shares Outstanding 9,000,000 Use of Proceeds (i) Online course development (ii) Increase virtual simulation programs (iii) Mobile application development (iv) Expand v ocational education and career services platform Book Running Managers Benchmark Company, Axiom Capital Management, Prime Number Capital 4

We are a vocational education technology company providing interactive online learning courses that enable students to acquire vocational skills at their own pace Our Mission 5

• A high - tech vocational education platform company providing online vocational training and virtual simulation experiment training • Founded in June 2013 • A key supporter of China economic development and education reform assisting to expand labor force employment • Registered members * : 59.5 million • Fee - paying members: 2.6 million and 3.1 million as of September 30, 2019 and March 31, 2020, respectively Who Are We 6 * As of 09/30/2019

Our Virtual Simulation Training https://drive.google.com/file/d/1j4aCgkQL1s6rkjEX lDCQqFfIKA64gsdI/view?usp=sharing 7

Virtual Simulation Training - Example Example: Ship diesel engine dismantling and assembly x Simulates real - live experience x Lower teaching cost x Simplify complex learning Diesel engine final assembly Piston ring disassembly Disintegration of exhaust valve Oil Injector check Connecting rod disassembly Diesel engine dismantle& assembly Ship diesel engine dismantling and assembly simulation software × No need to have professional teacher on - site × No need to purchase costly ship diesel engine × No physical risk to the students 8

9 Why We Are Different – Innovative Virtual Simulation Training Platform • Provides virtual, simulated training • Hands on learning, similar to the real - live experience • Courses are repeatable, flexible • Lower cost, no physical risk to the students • Highly leverageable: one course - multiple learners • Single, scalable platform. Currently, there are 9 simulation courses across numerous sectors Current challenges in traditional training Solutions provided by Skillful Craftsman • High costs to train workers in heavy industrial sectors, including • Large engine repair • Satellite navigation • Cultivation of plants and flowers • Lack of available, trained instructors • Lack of equipment for training use • Inefficient practice and longer time to learn

China’s Online Education Market Has Been Growing Rapidly China o nline education market size (by transaction volume in RMB) China online vocational education market size (by transaction volume in RMB) Number of fee - paying users of China online education market CAGR 25.7% CAGR 9.2% CAGR 27.8% 95 135 36.8 76.8 *Data source: iResearch , 2018; Tecent , Ipsos, 2019 101 251.8 25 1.8 B 135 Million 76.8 B 2014 2018 2014 2018 2015 2018 • The China online vocational education market is ~30% of total China online education market 10

Vocational Education and Vocational Skill Training Are Essential to China's Education System

- Skillful Craftsman provides online vocational training and virtual simulation experimental training.



Vocational skills training
SKILLFUL CRAFTSMAN
After-school training and education
新东方
NEW ORIENTAL
RISE
有道 youdao
四季教育
TAL 好未来
跟谁学
GSX Techedu Inc.
博实乐
Bright Scholar
Hobbies and interests training (science, music, sports, skills etc.)
Preschool education
红黄蓝
Informal Education
Age
18yrs
15yrs
6yrs
2.5yrs
Higher Education
Basic Education
University
College and university
Senior high School
Secondary technical school
Vocational Education
Junior high school
Primary education
9 years compulsory Education
Preschool education
Formal Education

11

Vocational Education Has Strategic Importance to China’s Economic Development and Education Reform ▪ The objective of technical and vocational education and training (TVET) in China is to enhance labor force employability ▪ Ministry of Education ( MOE) promotes development of online vocational training subjects, including » expanding vocational education enrollment » launching “1+X” (one diploma + multiple skills accreditations) pilot project » cultivating enterprises that facilitate industry - education integration » organizing national vocational skills competitions and national vocational education week activities ▪ Implementation of the 1+X policy is intended to foster market demand for online vocational education services 12

A Key Player in Vocational E ducation Sector Higher educatio n Continuing education Vocational education Basic education Types of education in China An education technology company dedicated to vocational education Skillful Craftsman Education Cloud 13 3.1 million accumulated paying members 59.5 million accumulated registered members support data sharing for universities and vocational colleges

Investment Highlights A key player in fast - growing market Scalable business model, integrating online and offline education Experienced management team with decades of experience in education industry Superior technology built in cloud Increase fee paying member penetration rate through differentiated virtual simulation training 1 2 3 4 5 14

Technical S upport x Cloud computing technology integrates data into an education cloud database . I mprove Efficiency x E - cloud teaching system reduce s unnecessary operating expenses and integrates resources . Government S upport x China ’s MOE supports development of online education . x COVID - 19 outbreak accelerated acceptance of online education . COVID - 19 Outbreak Data source CNNIC: “The 44 th China Statistical Report on Internet Development” on Aug 30 th , 2019 16.60% 18.80% 19.20% 20.10% 21.40% 24.30% 27.20% 06/2016 12/2016 06/2017 12/2017 06/2018 12/2018 06/2019 number of online education users/ total internet users Use of online education in China Online education growth drivers 1 15 A Key Player in Fast - growing Market

2 Scalable Business Model, Integrating Online and Offline Education

SKILLFUL CRAFTSMAN

User layer

Resource integration: for all students under lifelong education

- Basic education
- Higher education
- Vocational education
- Further education

Content Layer

Multi-channel content development

- Cooperation with top universities in R&D
- Shared among institutions
- others

Cloud layer

Skillful Craftsman Education Cloud (IaaS、PaaS、SaaS)

Software, application and hardware Foundation (Top tier Internet data center)

Consumption layer

Skillful Craftsman online education platform

Education Platforms

- iCourse: Sharing of higher education curriculum resources
- icve: Vocational education
- Rural education

National recommended online course materials



Virtual Simulation Experiment Teaching Demonstration Center



16

Superior Technology Built in Cloud

SKILLFUL CRAFTSMAN

- Support data sharing for universities and professional institutions
- Offered more than 407 courses and 9 experimental programs to accumulated 59.5 million[1] registered students

Self-built state-of-the-art data center

✓ Independent private network
✓ High level of security
✓ Directly connected to China's Internet backbone
✓ Ensure smooth access up to 10 million members simultaneously



Distributed storage functions of Triple play

✓ Education cloud platform integrates telecommunication network, broadcast network and Internet into a unified network
✓ Provide equipment, content and service


Internet
Cable TV operator
Telecommunication operator
Internet service provider
Cable TV
ADSL
Wired Internet user
ADSL broadband user

Note: 1. As of 9/30/2019

17

0.05 0.24 0.58 1.15 1.93 2.88 3.09 0 0.5 1 1.5 2 2.5 3 3.5 12/31/2014 12/31/2015 12/31/2016 12/31/2017 12/31/2018 12/31/2019 3/31/2020 VIP Fee Paying Members Million 4 18 Increase Fee Paying Member Penetration Rate Through Differentiated Virtual Simulation Training VIP O nline Education Platform RMB 100 annually SVIP Virtual Simulation Experiment Training Platform RMB 300 quarterly • Online course materials and courseware • All resources on partner Education Platform • Virtual simulation experiment • Online course materials and courseware • All resources on partner Education Platform 89.1% 72.1% 8.4% 27.4% 2.4% 0.5% 0 2 4 6 8 10 12 14 16 9/30/2018 9/30/2019 Revenue by Segment (in Millions) Online VIP membership revenue Online SVIP membership revenue Technical service revenue 6 month period ending

19 Xiaofeng Gao Chairman of the Board of Directors/CEO x More than 20 years of management experience x CEO, Wuxi Kingway Technology Co., Ltd x M.S., Automation x Beijing University of Science and Technology Liu Jun CFO x 20 years of experience in finance and accounting x CFO, Wuxi Kingway Technology Co., Ltd x M.S., Accounting, Xiamen University Lugang Hua CTO x Nearly 20 years of experience in technology and system management x CTO, Wuxi Kingway Technology Co., Ltd x B.S., Electronic Engineering, Naval Engineering University Experienced Management Team with Decades of Experience in Education Industry 5

• Continue to convert registered members (59 million) to fee paying member • Drive higher revenue per member through the development of dynamic and interactive virtual simulation content • Broaden VIP member base and align courses development with key education mandates, including one diploma + multiple skills accreditations • Develop education app and offer multi - channel learning solution, such as personalized courses and live broadcast courses • Continue vertical integration services to provide training and employment services, career advisory services, recruiting analysis and interview history tracking, and increase our members engagement Our Growth Strategies 20

14.9 24.7 28.7 11.1 13.4 0 20 40 2018 FY 2019 FY 2020 FY (E) 9/30/2018 9/30/2019 Revenues 1 In USD Million 6.0 8.7 4.5 5.1 0 5 10 15 2018 FY 2019 FY 9/30/2018 9/30/2019 Net Income 1 In USD Million Demand for online education services driving revenue growth and strong margins ▪ Strong revenues driven by online education services – Estimated FY 2020 revenue of $28.7 million ▪ Growth of fee - paying customer base – The number of fee - paying members increased to approx. 3.1 million as of 3/31/2020, ~35% YoY growth – 78.6% generated from online VIP membership; – 21.4% from online SVIP membership ▪ High net income margin along with ongoing revenue growth – approx. 38% net income margin for 9/30/2019 – Cost effectively convert existing customers to fee - paying customers ▪ Continued growth of virtual simulation education business – Growing demand for practical employment content – Highly leverageable 6 month period ending 6 month period ending Financial Highlights 1. Fiscal year end Mar 31, financials are in USD Million 21

Use of Proceeds 22 Virtual Simulation Program Development Mobile Application Development Vocational Education Interaction Platform and Career Advice Services Platform Development 1+X (one diploma + multiple skills accreditations) online course development

Appendix

100% 100% 24 Company Structure Skillful Craftsman Education Technology Limited Wuxi Kingway Technology Co. Ltd. Easy Skills Technology Limited Skillful Craftsman Network Technology (Wuxi) Limited Overseas Domestic

17 Computer Software Copyrights We Obtained

SKILLFUL CRAFTSMAN



"ICourse" Quality Courses open service management platform V1.0



DMP data management platform system V1.0



E-commerce online payment comprehensive management system V1.0



Innovative service platform for higher vocational education V1.0



Quality Courses open source system software V1.0



Distance education digital solution system software V1.0 for Agricultural Radio & TV schools



Quanke Ship diesel engine simulation experiment software V1.0



Experimental space virtual simulation experiment teaching platform V1.0



Kingway education public service platform V1.0



Kingway enterprise data integration and exchange system V1.0



Kingway cloud data intelligent analysis system software V1.0



Kingway online education system management software V1.0



Kingway comprehensive cloud information unified service platform V1.0



Online education recommended courses management platform V1.0



Open source management software for virtual simulation teaching V1.0



Smart Vocational Education Cloud system software V1.0



Lifelong education courses management platform V1.0

25

Balance Sheet 26

Income Statement 27

Statement of Cash Flow 28